Exhibit 10.16

SECOND AMENDMENT TO OFFICE LEASE

THIS SECOND AMENDMENT TO OFFICE LEASE (this “Amendment”) is entered by and between CRESCENT REAL ESTATE FUNDING VIII, L.P. (“Landlord”), a Delaware limited partnership, and NETSPEND CORPORATION (“Tenant”), a Delaware corporation, with reference to the following:

A.                                    Pursuant to that certain Lease Agreement dated August 11, 2003, by and between Landlord and Tenant (the “Original Lease”), as amended by that certain First Amendment to Office Lease dated August 2, 2005 (the “First Amendment), Landlord has leased to Tenant approximately 33,172 Rental Square Feet of space designated as Suites 1200 and 1350 (the “Original Premises”) in the building known as Austin Centre located at 701 Brazos, Austin, Travis County, Texas (the “Building’). The Original Lease and the Amendment are collectively referred to herein as the “Lease”.

B.                                    Landlord and Tenant now desire to further amend the Lease as set forth below. Unless otherwise expressly provided in this Amendment, capitalized terms used in this Amendment shall have the same meanings as in the Original Lease.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.                                      Renewal Term. The Lease is hereby amended to provide that the Term of the Lease is extended for an additional 32 months, commencing April 1, 2009 and expiring on November 30, 2011 (the “Renewal Term”), unless sooner terminated pursuant to the terms of the Lease.

2.                                      Renewal Options. Landlord and Tenant acknowledge and agree that Tenant’s future rights to extend or renew the term of the Lease with respect to the Premises are as expressly provided in Exhibit F of the Original Lease.

3.                                      Early Termination. Tenant shall have the option to terminate the Lease on November 30, 2009 (the “Termination Date”), provided Tenant gives notice thereof (the “Termination Notice”) to Landlord on or before February 28, 2009, and provided Tenant is not in default under the Lease at the time of the giving of such notice nor on the Termination Date. Additionally, Tenant’s right to terminate hereunder is conditioned upon the payment in full by Tenant to Landlord, at least 30 days prior to the Termination Date, of (a) all Rent through and including the Termination Date and (b) the cash sum of $291,555.00 (the “Termination Payment”). Upon written request by Tenant, Landlord shall provide to Tenant, Landlord’s then- current calculation of all of such unamortized costs together with supporting documentation. After Landlord’s receipt of the full Termination Payment, and so long as Tenant has surrendered the Premises in the condition required under the Lease, neither party shall have any rights, liabilities or obligations under the Lease for the period accruing after the Termination Date, except those which, by the provisions of the Lease, expressly survive the termination of the Lease.

4.                                      Expansion Space. The Lease is hereby modified and amended to include, effective as of December 1, 2006 (the “Expansion Date”), (a) certain space containing an additional 5,482 Rentable Square Feet located on the 10th floor of the Building, known as suite number 1010, as shown on Exhibit A-1, and (b) and certain space containing an additional 12,176 Rentable Square Feet located on the 13th floor of the Building, known as suite number 1300, as shown on Exhibit A-2 attached hereto (collectively, the “Expansion Space”). Tenant shall have access to the Expansion Space up to ten (10) days prior to the Expansion Date for the sole purpose of installing wiring, cabling, furniture and equipment. Such early entry to the Expansion Space shall be subject. to all terms and conditions contained in the Lease (as amended), including without limitation, Tenant’s insurance and indemnity obligations.

5.                                      Premises. From and after the Expansion Date, the term “Premises” wherever used in the Lease shall mean and include the Original Premises, together with the Expansion Space, collectively consisting of 50,830 Rentable Square Feet.

6.                                      Expansion Options. Landlord and Tenant acknowledge and agree that, except as expressly provided in Exhibit B and Exhibit C attached hereto, Tenant has no further options or rights to expand the Premises.

7.                                      Lease Term for Expansion Space. Tenant’s lease of the Expansion Space shall commence on the Expansion Date and shall terminate on November 30, 2011 (the “Expansion Term”), which is the date the Renewal Term shall terminate, subject to earlier termination pursuant to the terms of the Lease.

8.                                      Base Rent for Original Premises. During the Renewal Term, Tenant shall, at the time and place and in the manner provided in the Lease, pay to Landlord as Base Rent for the Original Premises as follows:

	Annual Rate	Monthly
Period	Per Square Foot	Base Rent
04/01/09 through 03/31/10	$17.00	$46,993.67

04/01/10 through 11/30/11	$18.00	$49,758.00

9.                                      Base Rent for Expansion Space. During the Expansion Term, Tenant shall, at the time and place and in the manner provided in the Lease, pay to Landlord as Base Rent for the Expansion Space as follows:

	Annual Rate	Monthly
Period	Per Square Foot	Base Rent
12/01/06 through 03/31/09	$14.00	$20,601.00

04/01/09 through 11/30/11	$15.00	$22,072.50

10.                               Security Deposit. In addition to the Security Deposit provided pursuant to the Original Lease, Tenant shall pay to Landlord as an additional security deposit the amount of

$37,893.13 (the “Additional Security Deposit”). The Additional Security Deposit shall be held and disbursed in accordance with Section 6 of the Original Lease.

11.                               Operating Expenses Tenant shall pay its Pro Rata Share of all Operating Expenses in accordance with the Lease, as amended hereby. Landlord and Tenant acknowledge that Tenant’s Pro Rata Share prior to the Expansion Date is 9.6525%, which is the percentage obtained by dividing (a) 33,172 Rentable Square Feet in the Original Premises by (b) the 343,664 Rentable Square Feet in the Building. Landlord and Tenant further acknowledge that Tenant’s Pro Rata Share on and after the Expansion Date is 14.7906%, which is the percentage obtained by dividing (i) 50,830 Rentable Square Feet in the Premises by (ii) the 343,664 Rentable Square Feet in the Building.

12.                               Condition of Premises. Except as provided below, Tenant accepts the Premises in its current condition, i.e., “AS IS” and “WITH ALL FAULTS” and acknowledges that Landlord makes no representations or warranties with respect thereto. Notwithstanding the foregoing, Landlord shall construct leasehold improvements in the Expansion Space in accordance with the Work Letter attached hereto as Exhibit D. Land lord and Tenant further acknowledge that Tenant intends to construct additional alterations to the existing lobby area on the 13th floor of the Premises at some future date and any such alterations will be subject to the terms and conditions set forth in Section 9.C of the Original Lease.

13.                               Parking. As of the Expansion Date, in addition to the Parking Permits described in the Parking Agreement attached to the Original Lease as Exhibit E, Tenant shall take and pay for 24 permits allowing access to unreserved parking spaces in the Austin Centre Garage and 35 permits allowing access to unreserved parking spaces in the St. David’s Garage (each an “Additional Permit”). During the Expansion Term, Tenant shall pay $125.00 per month (plus any taxes thereon) for each Additional Permit allowing access to unreserved parking spaces in the Austin Centre Garage and $110.00 per month (plus any taxes thereon) for each Additional Permit allowing access to unreserved parking spaces in the St. David’s Garage. Other than the fee set forth above, each Additional Permit shall be taken by Tenant subject to the terms and conditions of the Parking Agreement attached to the Lease as Exhibit E.

14.                               Broker. Tenant represents and warrants that it has not been represented by any broker or agent other than Herron Williams, LLC (“Broker”) (whose commission shall be paid by Landlord pursuant to a separation agreement) in connection with the execution of this Amendment. Tenant shall indemnify and hold harmless Landlord and its designated property management, construction and marketing firms, and their respective partners, members, affiliates and subsidiaries, and all of their respective officers, directors, shareholders, employees, servants, partners, members, representatives, insurers and agents from and against all claims (including costs of defense and investigation) of any broker or agent or similar party (other than Broker) claiming by, through or under Tenant in connection with this Amendment.

15.                               Miscellaneous. This Amendment shall become effective only upon full execution and delivery of this Amendment by Landlord and Tenant. This Amendment contains the parties’ entire agreement regarding the subject matter covered by this Amendment, and supersedes all prior correspondence, negotiations, and agreements, if any, whether oral or written, between the parties concerning such subject matter. There are no contemporaneous oral agreements, and there are no representations or warranties between the parties not contained in this Amendment. Except as modified by this Amendment, the terms and provisions of the Lease shall remain in full force and effect, and the Lease, as modified by this Amendment, shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns. Landlord represents to Tenant that the person signing this Amendment on behalf of Landlord is authorized to execute this Amendment without the necessity of obtaining any other signature, and that this Amendment is fully binding on Landlord.

[SIGNATURES ON FOLLOWING PAGE]

EXECUTED to the effective as of the Effective Date.

LANDLORD:

CRESCENT REAL ESTATE FUNDING VIII, L.P.,
a Delaware limited partnership

By:	CRE Management VIII, LLC, a Delaware
limited liability company, its general partner

	By:		Crescent Real Estate Equities, Ltd.,
a Delaware Corporation, its manager

		By	/s/ Robert H. Boykin, Jr.
Robert H. Boykin, Jr.
Senior Vice President
Leasing

		Effective Date:	Sept. 6, 2006

TENANT:

NETSPEND CORPORATION
a Delaware Corporation

	By:	/s/ Richard J. Savard
	Name:	Richard J. Savard
	Title:	CEO

EXHIBIT A-1

EXPANSION SPACE

(Suite 1010)

EXHIBIT A-2

EXPANSION SPACE
(Suite 1300)

EXHIBIT B

PREFERENTIAL RIGHT TO LEASE

1.                                      Preferential Right To Lease. Tenant shall have a Preferential Right to Lease approximately 14,478 Rentable Square Feet (+/-10%, in Landlord’s discretion) on the 6th floor of the Building, as shown on Exhibit B-1 to this Amendment (the “Preferential Space”), at such time as such space becomes Available (as defined below) for direct lease to a new tenant (whether or not a bona fide offer has been made); provided no uncured event of default exists under the Lease (and no condition exists which, with the passage of time and/or giving of notice, would be an event of default) and Tenant remains in occupancy of the entire Premises. The Preferential Space shall be deemed “Available” at such time as Landlord decides to offer the Preferential Space for lease and such space is no longer any of the following: (a) leased or occupied; (b) assigned or subleased by the then-current tenant of the space; or (c) re-leased by the then-current tenant of the space by renewal, extension or renegotiation (whether agreed to prior to or after the Effective Date). This Preferential Right to Lease shall terminate upon any assignment of the Lease (other than in connection with a Permitted Transfer). The Preferential Space shall be reduced to the extent Tenant leases any portion thereof, whether or not pursuant to this Amendment or any other provision in the Lease.

2.                                      Acceptance. Prior to leasing the Preferential Space to a new tenant, Landlord shall first offer such space in writing to Tenant specifying the amount and location of such space, the anticipated date of tender of possession, the rental rate based on the then-quoted rental rates for comparable space, including any projected rate increases over the applicable term, and other applicable terms (e.g. leasehold improvement allowance, term, parking rights, etc.) which will also be based on comparable lease transactions in the Building as of the anticipated Preferential Space Commencement Date (as defined below) (the “Preferential Rental Notice”). Tenant shall have 7 business days within which to accept or reject such offer. If Tenant accepts Landlord’s offer, Tenant shall, within 15 days after Landlord’s written request, execute and return a lease amendment adding the Preferential Space to the Premises for all purposes under the Lease (including any extensions or renewals) and confirming the Base Rent and other applicable terms specified in the Preferential Rental Notice. Such lease amendment may, if applicable, contain a construction agreement using Landlord’s then-current form setting forth the schedule and other terms and obligations of the parties regarding the construction of any leasehold improvements in the Preferential Space. If Tenant rejects such offer or fails timely to (a) accept such offer or (b) execute and return the required lease amendment, then this Preferential Right to Lease shall lapse and be of no further force and effect. In such event, Landlord shall be relieved of any future obligations hereunder and may thereafter lease all or part of the Preferential Space to any party without further notice or obligation to Tenant.

3.                                      Tender of Possession. The Preferential Space shall be leased for the period commencing upon Landlord’s tender of possession of the Preferential Space in accordance with Landlord’s offer and this Exhibit B (the “Preferential Space Commencement Date”) and continuing through the expiration or earlier termination of the Renewal Term, as it may be extended or renewed. Landlord shall not be liable for any delay or failure to tender possession of the Preferential Space by the anticipated tender date for any reason, including by reason of any holdover tenant or occupant, nor shall such failure invalidate the Lease or extend the Renewal Term.

4.                                      Condition of Premises. The Preferential Space shall be tendered in an “as-is” condition. However, all leasehold improvements shall be constructed in the Preferential Space in accordance with the construction agreement (if any) attached to the applicable lease amendment. Any allowances shall be prorated for any delays in the Preferential Space Commencement Date, taking into account the economic assumptions underlying the terms in the Preferential Rental Notice.

EXHIBIT B-1

PREFERENTIAL SPACE

EXHIBIT C

RIGHT OF FIRST REFUSAL

Provided the Lease (as amended) is then in full force and effect and no event of default, as defined in Article 18 of the Lease, shall have occurred, Tenant shall have the right of first refusal as hereinafter described to lease that portion of the space to be leased to a prospective tenant (the “Offered Space”) which is all or part of the space (the “Right of First Refusal Space”) containing approximately 21,574 Rentable Square Feet on the 10th floor of the Building (more specifically shown on Exhibit C-1 attached hereto), exercisable at the following times and upon the following conditions:

1.                                 If Landlord enters into a bona fide letter of intent or other written agreement with a prospective tenant to lease the Offered Space, Landlord shall notify Tenant of such fact and shall include in such notice the rent, term, and other appropriate provisions (including, but not limited to, construction allowance for leasehold improvements) at which Landlord is prepared to offer such Offered Space to such prospective tenant (the “Offer Notice”). Tenant shall have a period of 7 business days from the date of delivery of the notice to notify Landlord whether Tenant elects to exercise the right granted hereby to lease the Offered Space. If Tenant fails to give any notice to Landlord within the required 7 business-day period, Tenant shall be deemed to have waived its right to lease the Offered Space.

2.                                 If Tenant so waives its right to lease the Offered Space (either by giving written notice thereof or by failing to give any notice), Landlord shall have the right to lease the Offered Space to the prospective tenant and upon the execution of such lease between Landlord and the prospective tenant this Right of First Refusal as to the Offered Space shall thereafter be null, void and of no further force or effect.

3.                                 If Landlord does not enter into a lease with such prospective tenant covering the Offered Space, Landlord shall not thereafter engage in other lease negotiations with respect to the Right of First Refusal Space without first complying with the provisions of this Exhibit C.

4.                                 Upon the exercise by Tenant of its right of first refusal as provided in this Exhibit C, Landlord and Tenant shall, within 15 days after Tenant delivers to Landlord notice of its election, enter into an amendment to the Lease incorporating the Offered Space into the Premises for the rent, for the term, and containing such other terms and conditions as set forth in the Offer Notice.

5.                                 Any assignment of the Lease (other than in connection with a Permitted Transfer) shall terminate the right of first refusal of Tenant contained herein. The right of first refusal granted herein is personal to Netspend Corporation and shall not be assignable to any other person or entity.

6.                                 The right of first refusal of Tenant contained herein shall be subject and subordinate to any rights of renewal, expansion or extension existing under any other tenant leases for the Building as of the date of this Amendment.

EXHIBIT C-1

RIGHT OF FIRST REFUSAL SPACE

EXHIBIT D

WORK LETTER

1.                                      Approved Construction Documents.

(a)                            Tenant’s Information.  Within 10 business days after the Effective Date of this Amendment, Tenant shall submit to Landlord (i) the name of a representative of Tenant who has been designated as the person responsible for receiving all information from and delivering all information to Landlord relating to the construction of the Landlord Work (as defined below), and (ii) all information necessary for the preparation of complete, detailed architectural, mechanical, electrical and plumbing drawings and specifications for construction of the Landlord Work in the Expansion Space, including Tenant’s partition and furniture layout, reflected ceiling, telephone and electrical outlets and equipment rooms, initial provider(s) of telecommunications services, doors (including hardware and keying schedule), glass partitions, windows, critical dimensions, imposed loads on structure, millwork, finish schedules, security devices, if any, which Tenant desires or Landlord requires to have integrated with other Building safety systems, and HVAC and electrical requirements (including Tenant’s connected electrical loads and the National Electrical Code (NFPA-70) Design Load Calculations), together with all supporting information and delivery schedules (“Tenant’s Information”).

(b)                            Construction Documents.  Following Landlord’s execution of the Amendment and receipt of Tenant’s Information, Landlord’s designated architectural/engineering firm shall prepare and submit to Tenant all finished and detailed architectural drawings and specifications, including mechanical, electrical and plumbing drawings (the “Construction Documents”). In addition, Landlord shall advise Tenant of the number of days of Tenant Delay (as defined below) attributable to extraordinary requirements (if any) contained in Tenant’s Information. Landlord (or its designated representative) reserves the right to designate the location(s) of all of Tenant’s mechanical, electrical or other equipment and the manner in which such equipment will be connected to Building systems.

(c)                             Approved Construction Documents.  Within 5 Business Days after receipt, Tenant shall (i) approve and return the Construction Documents to Landlord, or (ii) provide Landlord Tenant’s written requested changes to the Construction Documents, in which event Landlord shall have the Construction Documents revised (as Landlord deems appropriate) and resubmitted to Tenant for approval within 3 Business Days after receipt. If Tenant fails to request changes within such 5 Business Day period, Tenant shall be deemed to have approved the Construction Documents. Upon Tenant’s approval, the Construction Documents shall become the “Approved Construction Documents.” By granting approval of the Construction Documents (whether such approval is expressly granted or deemed given as provided above), Tenant shall be deemed to have confirmed by means of calculations or metering that the available capacity of the Building electrical system will support Tenant’s electrical requirements.

2.                                      Pricing and Bids.  Landlord shall seek 3 competitive bids from general contractors from Landlord’s approved bidding list. Only subcontractors from Landlord’s approved subcontractor list shall be allowed to work on the mechanical, electrical and plumbing components of the Building. Landlord and Tenant shall mutually agree on the selection of the general contractor.

3.                                 Landlord’s Contributions.  Landlord will provide a construction allowance not to exceed $219,168.00 (the “Construction Allowance”), toward the cost of constructing the Landlord Work. Payments shall be made directly to Landlord’s contractor performing the Landlord Work. The cost of (a) all space planning, design, consulting or review services and construction drawings, (b) extension of electrical wiring from Landlord’s designated location(s) to the Expansion Space, (c) purchasing and installing all building equipment for the Expansion Space (including any submeters and other above building standard electrical equipment approved by Landlord), (d) required metering, re-circuiting or re-wiring for metering, equipment rental, engineering design services, consulting services, studies, construction services, cost of billing and collections, (e) materials and labor, and (f) an asbestos survey of the Expansion Space if required by applicable Law, shall all be included in the cost of the Landlord Work and may be paid out of the Construction Allowance, to the extent sufficient funds are available for such purpose. Tenant acknowledges that an asbestos survey will probably be required by applicable Law and that the time required for such asbestos surveys should be incorporated in Tenant’s construction planning. The Construction Allowance made available to Tenant under this Work Letter must be utilized for its intended purpose within 180 days after the Effective Date or be forfeited with no further obligation on the part of Landlord.

4.                                 Construction.

(a)                            General Terms.  Subject to the terms of this Work Letter, Landlord agrees to cause leasehold improvements to be constructed in the Premises (the “Landlord Work”) in a good and workmanlike manner in accordance with the Approved Construction Documents. Tenant acknowledges that Landlord is not an architect or engineer, and that the Landlord Work will be designed and performed by independent architects, engineers and contractors. Accordingly, Landlord does not guarantee or warrant that the Approved Construction Documents will comply with Laws or be free from errors or omissions, nor that the Landlord Work will be free from defects, and Landlord will have no liability therefor. In the event of such errors, omissions or defects, and upon Tenant’s written request, Landlord will use commercially reasonable efforts to cooperate with Tenant in enforcing any applicable warranties. In addition, Landlord’s approval of the Construction Documents or the Landlord Work shall not be interpreted to waive or otherwise modify the terms and provisions of the Lease, as amended. Except with respect to the economic terms set forth in Paragraph 3 of this Work Letter, the terms and provisions contained in this Work Letter shall survive the completion of the Landlord Work and shall govern in all applicable circumstances arising under the Lease throughout the term of the Lease, including the construction of future improvements in the Expansion Space. Tenant acknowledges that Tenant’s Information and the Approved Construction Documents must comply with (i) the definitions used by Landlord for the electrical terms used in this Work Letter, (ii) the electrical and HVAC design capacities of the Building, (iii) Landlord’s policies concerning communications and fire alarm services, and (iv) Landlord’s policies concerning Tenant’s electrical design parameters, including harmonic distortion. Upon Tenant’s request, Landlord will provide Tenant a written statement outlining items (i) through (iv) above.

(b)                            ADA Compliance.  Landlord shall, as an Operating Expense, be responsible for ADA (and any applicable state accessibility standard) compliance for the core areas of the Building (including elevators, Common Areas, and service areas), the Building’s parking facilities and all points of access into the Building. Tenant shall, at its expense, be responsible for ADA (and any applicable state accessibility standard) compliance in the Expansion Space, including restrooms on any floor now or hereafter leased or occupied in its entirety by Tenant, its Affiliates or transferees. Landlord shall not be responsible for determining whether Tenant is a public accommodation under ADA or whether the Approved Construction Documents comply with ADA requirements, including submission of the Approved Construction Documents for review by appropriate state agencies. Such determinations, if desired by Tenant, shall be the sole responsibility of Tenant.

(c)                             Substantial Completion.  The Landlord Work shall be deemed to be “Substantially Complete” on the date that all Landlord Work (other than any details of construction, mechanical adjustment or any other similar matter, the noncompletion of which does not materially interfere with Tenant’s use or occupancy of the Expansion Space) has been performed. Time is of the essence in connection with the obligations of Landlord and Tenant under this Work Letter. Landlord shall not be liable or responsible for any claims incurred (or alleged) by Tenant due to any delay in achieving Substantial Completion for any reason. Tenant’s sole and exclusive remedy for any delay in achieving Substantial Completion for any reason other than Tenant Delay (defined below) shall be the resulting postponement (if any) of the commencement of rental payments for the Expansion Space under this Amendment. “Tenant Delay” means any act or omission of Tenant or its agents, employees, vendors or contractors that actually delays the Substantial Completion of the Landlord Work, including: (i) Tenant’s failure to furnish information or approvals within any time period specified in the Amendment, including the failure to prepare or approve preliminary or final plans by any applicable due date; (ii) Tenant’s selection of non-building standard equipment or materials; (iii) changes requested or made by Tenant to previously approved plans and specifications; or (iv) performance of work in the Expansion Space by Tenant or Tenant’s contractor(s) during the performance of the Landlord Work.

5.                                      Costs.

(a)                                 Change Orders and Cost Overruns.  Landlord’s approval is required in advance of all changes to, and deviations from, the Approved Construction Documents (each, a “Change Order”), including any (i) omission, removal, alteration or other modification of any portion of the Landlord Work, (ii) additional architectural or engineering services, (iii) changes to materials, whether building standard materials, specially ordered materials, or specially fabricated materials, or (iv) cancellation or modification of supply or fabrication orders. Except as otherwise expressly provided in this Work Letter, all costs of the Landlord Work in excess of the Construction Allowance including Change Orders requested by Tenant and approved by Landlord which increase the cost of the Landlord Work (collectively, “Cost Overruns”) shall be paid by Tenant to Landlord within 10 days of receipt of Landlord’s invoice. In addition, at Landlord’s election, Landlord may require Tenant to prepay any projected Cost Overruns within 10 days of receipt of Landlord’s invoice for same. Landlord may stop or decline to commence all or any portion of the Landlord Work until such payment (or prepayment) of Cost Overruns is received. On or before the Commencement Date, and as a condition to Tenant’s right to take possession of the Expansion Space, Tenant shall pay Landlord the entire amount of all Cost Overruns, less any prepaid amounts. Tenant’s failure to pay, when due, any Cost Overruns or the cost of any Change Order shall constitute an event of default under the Lease.

(b)                                 Construction Management Fee.  Within 10 days following the date of invoice, Tenant shall, for supervision and administration of the construction and installation of the Landlord Work, pay Landlord a construction management fee equal to 2.5% of the aggregate contract price for the Landlord Work, which may be paid from the unused portion of the Construction Allowance (if any). Tenant’s failure to pay such construction management fee when due shall constitute an event of default under the Lease.

6.                                      Acceptance.  By taking possession of the Expansion Space, Tenant agrees and acknowledges that (i) the Expansion Space is usable by Tenant as intended; (ii) Landlord has no further obligation to perform any Landlord Work or other construction (except punchlist items, if any, agreed upon by Landlord and Tenant in writing): and (iii) both the Building and the Expansion Space are satisfactory in all respects.